                                                                  Exhibit 2.1(d)
                                                                       EXHIBIT J


                                VOTING AGREEMENT


     VOTING AGREEMENT (this "Agreement"), dated as of March __, 1997, by and among certain undersigned shareholders (each a "Shareholder" and collectively, the "Shareholders") of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), and Bernard H. Mendik ("Mr. Mendik").

     WHEREAS, pursuant to that certain Master Consolidation Agreement, dated as of March __, 1997, among the Company, Vornado/Saddle Brook L.L.C., a Delaware limited liability company, The Mendik Company, L.P., a Delaware limited partnership (the "Operating Partnership"), and various other parties defined therein collectively as the Mendik Group (the "Consolidation Agreement"), the Operating Partnership will acquire (through merger, contribution, transfer or otherwise) the assets of the Company, the Mendik Property Interests (as defined in the Consolidation Agreement) and substantially all of the interests in the Management Business Assets (as defined in the Consolidation Agreement); and

     WHEREAS, each Shareholder currently exercises direct or indirect voting control over the number of common shares of beneficial interest, $.04 par value per share, of the Company ("Common Shares") set forth opposite such Shareholder's name on Schedule 1 hereto; and

     WHEREAS, in order to induce the Mendik Group to enter into the Consolidation Agreement and to consummate the Consolidation in accordance with the terms thereof, each Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to vote such Shareholder's Shares (as defined below) in favor of the election of Mr. Mendik to the Board of Trustees of the Company.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Representations of the Shareholders. Each Shareholder represents and warrants to Mr. Mendik that (a) such Shareholder exercises exclusive voting control over such Shareholder's Shares and, except as set forth on Schedule 1 hereto or as contemplated by this Agreement, there are no rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of such Shareholder's Shares and there are no voting trusts or voting agreements with respect to such Shareholder's Shares, (b) such Shareholder is duly authorized to execute and deliver this Agreement, and (c) this Agreement is a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general equitable principles.

     2. Agreement to Vote Shares. Subject to the terms and conditions of this Agreement, each Shareholder agrees during the term of this Agreement to vote, or cause to be voted, such Shareholder's Shares in favor of the election of Mr. Mendik to the Board of Trustees of the Company at every meeting of the shareholders of the Company at which such matter is considered and at every adjournment thereof. For all purposes of this Agreement, with respect to any Shareholder, "Shares" shall mean those Common Shares, if any, held of record or beneficially owned by and for the account of such Shareholder from time to time during the term of this Agreement or over which such Shareholder exercises voting control.

     3. No Voting Trusts. Each Shareholder agrees that such Shareholder will not, nor will such Shareholder permit any Affiliate to, deposit any of such Shareholder's Shares in a voting trust or grant any proxies or otherwise subject any of such Shareholder's Shares to any right, agreement, arrangement or commitment with respect to the voting of such Shares inconsistent with the express terms of this Agreement; provided, however, that, subject to Section 4, nothing herein shall be deemed to restrict any Shareholder's right or ability to sell, transfer, pledge or otherwise dispose of or encumber any of such Shareholder's Shares at any time.

     4. Disposition of Shares. Nothing contained herein shall be deemed to require any Shareholder to own or hold beneficially or of record any Common Shares or impose any limitation on any Shareholder's right or ability to sell, transfer, pledge or otherwise dispose of or encumber any of such Shareholder's Shares at any time; provided, however, that each Shareholder agrees that such Shareholder shall not transfer such Shareholder's Shares to an Affiliate of such Shareholder unless such Affiliate agrees prior to such transfer to be bound by all of the terms and conditions of this Agreement by executing a counterpart signature page to this Agreement and delivering the same to Mr. Mendik. As used herein, "Affiliate", with respect to a Shareholder shall mean (i) an entity more than fifty percent (50%) of the voting interests of which are held, directly or indirectly, beneficially or of record by such Shareholder and (ii) in the case of a Shareholder that is a natural person, such Shareholder's spouse and children, if any, and any trust substantially all the beneficiaries of which are such Shareholder, his spouse and/or his children.

     5. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

     6. Time of Agreement; Termination. The term of this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the earliest to occur of (i) March 31, 2003; (ii) the date that Mr. Mendik ceases to own beneficially or control Common Shares and Units (as defined in the Consolidation Agreement) representing at least 80% of the Mendik Initial Investment (for purposes of this clause (ii), the calculation of the number of Common Shares and Units beneficially owned by Mr. Mendik shall include those Common Shares and Units comprising any part of the Mendik Initial Investment which have been subsequently transferred or conveyed to, and held continuously by, any trust exclusively for the benefit of Mr. Mendik, his spouse, his lineal descendants and/or any charitable organizations); (iii) the death, Disability (as defined below) or criminal indictment of Mr. Mendik or the occurrence of an act by Mr. Mendik in connection with the business and affairs of the Company or the Operating Partnership that constitutes fraud, gross negligence or willful misconduct, or the removal of Mr. Mendik from the Board of Trustees of the Company pursuant to the Amended and Restated Declaration of Trust of the Company, as may be amended from time to time (the "Charter"); (provided, however, that each Shareholder agrees that, in connection with any vote of the shareholders of the Company to remove Mr. Mendik from the Board of Trustees of the Company pursuant to the Charter during the term of this Agreement, such Shareholder will either abstain from such vote or vote (or cause to be voted) its Shares proportionally in accordance with the votes of the other holders of Common Shares). As used herein, "Disability" means the illness, physical or mental disability, or other incapacity, of Mr. Mendik which has continued for at least 180 consecutive days. As used herein, "Mendik Initial Investment" means the aggregate number of Common Shares and Units acquired by Mr. Mendik and certain of his affiliates in the Consolidation as identified on Schedule 2 hereto, as such number may be adjusted from time to time in the event of any share dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of Common Shares or other corporate change, or any distributions to holders of Common Shares other than regular cash dividends. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

     7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereto by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provisions hereof by such party.

     8. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing, and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to the Shareholders, to:

               Mr. Steven Roth
               c/o Vornado Realty Trust
               Park 80 West, Plaza II
               Saddle Brook, New Jersey 07663
               Telecopy:  (201) 291-1093

               Mr. Michael Fascitelli
               c/o Vornado Realty Trust
               Park 80 West, Plaza II
               Saddle Brook, New Jersey 07663
               Telecopy:  (201) 291-1093

               Interstate Properties
               c/o Vornado Realty Trust
               Park 80 West, Plaza II
               Saddle Brook, New Jersey 07663
               Telecopy:  (201) 291-1093


          With a copy to:

               Sullivan & Cromwell
               125 Broad Street
               New York, NY 10004
               Attention:  Arthur S. Adler
                           Patricia A. Ceruzzi
               Telecopy:  (212) 558-3588

          If to Mr. Bernard H. Mendik to:

               Mr. Bernard H. Mendik
               c/o The Mendik Company
               330 Madison Avenue
               New York, New York 10017
               Telecopy:  (212) 697-2837

          With a copy to:

               Hogan & Hartson LLP
               555 Thirteenth Street, N.W.
               Washington, D.C. 20004
               Attention:  J. Warren Gorrell, Jr.
               Telecopy:  (202) 637-5600

     9. Miscellaneous.

     (a) THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES.

     (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

     (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     (d) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

     (e) Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to such terms in the Consolidation Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                        _____________________________________
                                                   MR. STEVEN ROTH


                                        _____________________________________
                                                MR. MICHAEL FASCITELLI


                                        Interstate Properties

                                        By:___________________________________
                                                    General Partner


                                        ______________________________________
                                                      MR. MENDIK

                                    EXHIBIT A


Definitions

     Vornado: Initially Vornado Realty Trust, then Borrower upon closing of the contemplated acquisition.

     EBITDA: Earnings before interest, taxes, depreciation, and amortization determined in accordance with GAAP and adjusted for non-recurring items (e.g., out-parcel sales).

     Combined EBITDA: 100% of EBITDA from Vornado's wholly-owned properties and Vornado's pro rata share of EBITDA from joint venture properties.

     Combined Interest Expense: The total Interest Expense of Vornado's wholly-owned properties and Vornado's pro rata share of Interest Expense from joint venture properties.

     Capitalized Value: Include: (i) Vornado's past four quarters combined
          EBITDA capitalized at 9%; (ii) Cash and Cash equivalents; and (iii) projects under development at cost. For the purposes of this calculation, Vornado combined EBITDA attributable to leasing commissions, management fees or development fees shall not exceed 5% of Vornado Combined EBITDA.

     Total Adjusted Outstanding Indebtedness: Includes: (i) 100% of all outstanding unsecured and secured indebtedness (excluding margin debt on cash and cash equivalent securities) for Vornado and its wholly-owned properties; (ii) Vornado's pro rata share of debt from joint venture properties; and (iii) Vornado's recourse contingent obligations.

     Equity Value: Capitalization Value less Total Adjusted Outstanding
          Indebtedness.

     Unencumbered Combined EBITDA: 100% of EBITDA for Vornado's wholly-owned unencumbered properties and Vornado's pro rata share of EBITDA from unencumbered joint venture properties.

     Total Adjusted Unsecured Outstanding Indebtedness: Includes: (i) 100% of all outstanding unsecured indebtedness for Vornado and its wholly-owned properties; (ii) Vornado's pro rata share of unsecured debt from joint venture properties; and (iii) Vornado's recourse contingent obligations.

Representations and Warranties

-    Valid existence and authority.

-    Binding effect of agreement.

-    Fair presentation of financial information.

-    No material adverse change.

-    No litigation with probability of material loss.

-    Compliance with applicable laws, including relevant environmental laws.

-    Payment of taxes.

- Full disclosure (no representation will be made with respect to projections).

-    Existence of insurance.

-    Valid existence of material subsidiaries.


Financial Covenants

At all times, Vornado is to maintain the following covenants and ratios (quarterly test):

-    Minimum Vornado Equity Value of $600 million.

- Total Adjusted Outstanding Indebtedness not to exceed 55% of Vornado Capitalization Value.

- The ratio of Combined EBITDA to Combined Interest Expense, for the prior four quarters, shall not be less than 2.25 to 1.00.

-    Secured Indebtedness not to exceed 35% of Vornado Capitalization Value.

- The ratio of Combined EBITDA, for the prior four quarters, to the current Total Adjusted Outstanding Indebtedness less all unrestricted Cash and Cash Equivalents shall not be less than 16%.

- The ratio of Unencumbered Combined EBITDA, for the prior four quarters, to the current Total Adjusted Unsecured Outstanding Indebtedness less all unrestricted Cash and Cash Equivalents shall not be less than 16%.


Provision of the following information on a quarterly (unaudited) basis:

- Statement from a qualified representative of Vornado acceptable to Lender presenting and certifying covenant compliance.


Provision of the following information as necessary:

-    Notice of material default.

- Copies of any documents filed with the SEC by Vornado or any subsidiaries thereof.

- Notification of the bankruptcy or cessation of operations of any tenant to which greater than 4% of Vornado's consolidated minimum rent is attributable.

- Notification of any asset acquisition or asset sale in excess of $25 million.

-    Full information as to Vornado's insurance coverage.

-    Other information as reasonably requested by Lender.

- Maintenance of existence, maintenance of properties, maintenance of insurance, payment of taxes and compliance with all applicable laws and regulations.

-    Inspection of property, books and records at Lender's reasonable request.


Negative Covenants

- No encumbrance or indebtedness on any unencumbered assets now held or hereafter acquired by Vornado.

- No additional encumbrance or indebtedness on any currently encumbered assets.


Mandatory Prepayment Events

-    Merger, unless Borrower is the surviving entity.

- Sale of any asset or assets totaling more than 25% of Borrower's Capitalization Value.

- Cumulative total investments in minority interests in shares of other companies in excess of 15% of Capitalization Value (not to include existing investments in minority interests in shares of other companies).

- Proceeds from any capital events (financings, equity offerings or otherwise) shall be applied to prepayment of the Loan.


Events of Default

-    Failure to pay principal when due.

-    Failure to pay interest within five days after due.

- Violation of covenants, subject, where appropriate, to cure or grace periods to be negotiated.

-    Material inaccuracy of any representation or warranty.

-    Cross-default to recourse debt obligations in excess of $10 million.

- Insolvency or bankruptcy of Borrower, Guarantor or a subsidiary to which more than $100 million of Total Market Capitalization is attributable.

-    Judgement defaults in excess of $10 million that remain unremedied.

- Failure of Guarantor to remain a publicly traded, stock exchange listed company and to qualify as a real estate investment trust.

                                                       March 7, 1997



Vornado Realty Trust
Park 80 West, Plaza II
Saddle Brook, New Jersey 07663

Attention:  Mr. Joseph Macnow
            -----------------

                                Re: Facility Fee
                                    ------------

Gentlemen:

     With respect to our commitment letter issued simultaneously herewith, you agree pay to UBS (for UBS' own account), the sum of $500,000 as a facility fee upon the closing of the Loan referred to therein.

     In addition, Borrower shall pay to UBS (for UBS' own account) an extension fee of $500,000 per extension as a condition to the effectiveness of each of the two extensions provided for in said commitment.

     This letter constitutes your agreement to pay the foregoing and may be modified, supplemented, amended or terminated except by a writing executed by you and us.


                                        Very truly yours,

                                        UNION BANK OF SWITZERLAND
                                          (NEW YORK BRANCH)


                                        By   _________________________________
                                             Name:
                                             Title:


                                        By   _________________________________
                                             Name:
                                             Title:



Accepted and agreed to this
_____ day of March, 1997.

VORNADO REALTY TRUST

By   ____________________________
     Name:
     Title: